SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]      Definitive Information Statement

                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
          1)   Title of each class of securities to which transaction applies:
          2)   Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          4)   Proposed maximum aggregate value of transaction:
          5)   Total fee paid:
[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1)   Form, Schedule or Registration Statement No.:
          2)   Amount Previously Paid:
          3)   Filing Party:
          4)   Date Filed:

--------------------------------------------------------------------------------
                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                          AZL LMP SMALL CAP GROWTH FUND
                             5701 GOLDEN HILLS DRIVE
                        MINNEAPOLIS, MINNESOTA 55416-1297

________________, 2007

DEAR CONTRACT OWNER:
Effective June 26, 2007, the Board of Trustees of the Allianz Variable Insurance Products Trust (the "Trust") replaced ClearBridge Advisors, LLC ("ClearBridge") as subadviser to the AZL LMP Small Cap Growth Fund (the "Fund") with Turner Investment Partners, Inc. ("Turner") and renamed the Fund "AZL Turner Quantitative Small Cap Growth Fund." The Board of Trustees took this action upon the recommendation of Allianz Life Advisers, LLC, the Fund's investment adviser (the "Adviser"). The Adviser's recommendation was based on several factors, including:
          o The recent departure of key investment personnel from ClearBridge;
          o    Turner's portfolio management experience;
          o    Prior performance of Turner's investment team;
          o    Risk profiles of Turner's investment process; and
          o The new subadvisory fee schedule and potential economies of scale.

The Board of Trustees took this action pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission that permits the Board of Trustees generally to approve a change in the Fund's subadviser, upon recommendation of the Adviser, without shareholder approval (the "Order").
As the owner of a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York, you are an indirect participant in the Fund. Accordingly, we are providing you with the attached information statement to inform you of these changes to the Fund. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                                       Sincerely,


                                                       Jeffrey Kletti
                                                       President

                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                          AZL LMP SMALL CAP GROWTH FUND
                             5701 GOLDEN HILLS DRIVE
                        MINNEAPOLIS, MINNESOTA 55416-1297


--------------------------------------------------------------------------------
                              INFORMATION STATEMENT
--------------------------------------------------------------------------------
INTRODUCTION
This information statement is being provided to you on behalf of the Board of Trustees (the "Board") of Allianz Variable Insurance Products Trust (the "Trust") by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (collectively, "Allianz") to owners of certain variable annuity contracts and variable life insurance policies ("Variable Contracts") issued by Allianz.

At a telephonic meeting held on June 6, 2007, the Board considered a recommendation by Allianz Life Advisers, LLC ("the Adviser"), the investment adviser to the AZL LMP Small Cap Growth Fund (the "Fund"), to approve a new subadvisory agreement (the "Turner Agreement") between the Adviser and Turner Investment Partners, Inc. ("Turner") whereby Turner would replace ClearBridge Advisors, LLC ("ClearBridge") as subadviser to the Fund, and to change the name of the Fund to "AZL Turner Quantitative Small Cap Growth Fund." Subsequently, at an "in person" meeting held on June 13, 2007, the Board again considered the Adviser's recommendation that it approve the Turner Agreement, and voted unanimously to approve the Turner Agreement effective on or about June 26, 2007. At both meetings, the Board reviewed materials furnished by the Adviser pertaining to Turner and the Turner Agreement.

The Board approved the Turner Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Adviser by the U.S. Securities and Exchange Commission (the "SEC") on September 17, 2002 (the "Order"). The Order permits the Board, upon the recommendation of the Adviser, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.

Pursuant to the terms of the Order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Fund at the close of business on June 25, 2007. This information statement describes the circumstances surrounding the Board's approval of the Turner Agreement and provides you with an overview of the terms of the Turner Agreement. YOU DO NOT NEED TO TAKE ANY ACTION; THIS STATEMENT IS PROVIDED FOR INFORMATION ONLY.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

--------------------------------------------------------------------------------
BACKGROUND INFORMATION
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (THE "TRUST")
The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. The Trust is comprised of 40 separate investment portfolios, each of which is, in effect, a separate mutual fund.

The Trust currently offers each series of its shares to one or more separate accounts of Allianz as funding vehicles for the Variable Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Variable Contracts issued through the separate accounts.

ALLIANZ LIFE ADVISERS, LLC (THE "ADVISER")
Pursuant to an investment management agreement originally approved by the Board on April 11, 2001, the Adviser serves as the Trust's investment manager. Pursuant to a subadvisory agreement dated December 1, 2005, as amended September 30, 2006, by and among the Adviser, the Trust, and CAM North America, LLC (on October 1, 2006 CAM North America, LLC changed its name to ClearBridge Advisors,
LLC), ClearBridge served as the Fund's subadviser until being replaced by Turner on June 26, 2007. On April 29, 2005, the Fund's initial sole shareholder, Allianz Life Insurance Company of North America, approved the investment management agreement between the Trust and the Adviser and the subadvisory agreement between the Adviser and Salomon Brothers Asset Management Inc. Subsequent to the approval by the initial sole shareholder, neither the investment management agreement between the Trust and the Adviser nor the subadvisory agreement between the Adviser and ClearBridge has been required to be submitted for approval by shareholders. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Adviser is a wholly owned subsidiary of Allianz Life Insurance Company of North America; its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Adviser is responsible for the overall management of the Trust and for retaining subadvisers to manage the assets of each fund of the Trust according to its investment objective and strategies. The Adviser has engaged one or more subadvisers for each fund to act as that fund's investment subadviser to provide day-to-day portfolio management. As part of the Adviser's duties to recommend and supervise the Fund's subadviser, the Adviser is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser's contract with the Trust should be renewed, modified, or terminated. The Adviser regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.

Section 15(a) of the 1940 Act generally requires that a majority of a fund's outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund's subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Adviser, without shareholder approval. Pursuant to the Order, the Adviser may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.

INVESTMENT SUBADVISER
REPLACEMENT OF CLEARBRIDGE WITH TURNER
At a telephonic meeting held on June 6, 2007, and at an "in-person" meeting held on June 13, 2007, the Adviser recommended that the Board approve the Turner Agreement so that Turner would replace ClearBridge as the subadviser for the Fund. At the June 13 meeting, the Board, including a majority of the trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act, approved the Turner Agreement, to be effective on or about June 26, 2007.

TURNER

TURNER INVESTMENT PARTNERS, INC. ("TURNER"), located at 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, is an employee-owned investment management firm founded by Robert E. Turner, Mark D. Turner and Christopher K. McHugh. Turner began managing assets, including institutional assets, in 1990. Turner offers a variety of growth, core and value equity investment strategies across all market capitalizations, totaling approximately $23.3 billion in assets under management as of March 31, 2007. The names and principal occupations of the employee-owners of Turner are set forth in the following table. The address of each such individual is 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, which is also the mailing address of Turner.

NAME                          OWNERSHIP PERCENTAGE             PRINCIPAL OCCUPATION
Robert E. Turner              50-75%                           Chairman and Chief Investment Officer/Portfolio
                                                               Manager/Security Analyst
Mark D. Turner                10-25%                           President/ Senior Portfolio Manager/ Security Analyst
Christopher K. McHugh         10-25%                           Vice President/ Senior Portfolio Manager/ Security Analyst

No person who is an officer or trustee of the Trust is an employee-owner of Turner.

David Kovacs, CFA, is Senior Portfolio Manager for the Fund. Mr. Kovacs is the lead manager of the all the quantitative portfolios and developed the quantitative research model that is currently used by the Subadviser. He has worked at Turner since 1998 and has seventeen years of investment experience. Prior to joining Turner Investment Partners, Mr. Kovacs was Director of Quantitative Research at Pilgrim Baxter & Associates. He also served as a senior financial analyst at The West Company. He began his career as a research analyst at Allied Signal, Inc. Mr. Kovacs received his MBA from the University of Notre Dame. Mr. Kovacs is a member of CFA Institute and CFA Society of Philadelphia.

Jennifer K. Clark is a Portfolio Manager for the Fund. Ms. Clark has worked at Turner since 2006 and has five years of investment experience. Prior to joining Turner Investment Partners, Ms. Clark was employed with ACE USA. Ms. Clark received her BS from Pennsylvania State University.

Turner currently does not serve as investment adviser for any fund, which is registered with the SEC under the 1940 Act, that has an investment objective similar to the investment objective of the Fund.

INVESTMENT SUBADVISORY AGREEMENT
INFORMATION CONCERNING THE TURNER AGREEMENT
The Turner Agreement is substantially similar to the subadvisory agreement with ClearBridge, except for:
o A change in the effective date (the ClearBridge subadvisory agreement was effective December 1, 2005; the Turner Agreement became effective June 26,
    2007); and
o The provisions in the Turner Agreement concerning best execution include somewhat more detail than the corresponding provisions in the ClearBridge subadvisory agreement.

The Turner Agreement requires Turner to perform essentially the same services as those provided by ClearBridge under its subadvisory agreement. Accordingly, the Fund will receive subadvisory services from Turner that are substantially similar to those it has received under the ClearBridge subadvisory agreement.

The Turner Agreement provides that, subject to supervision by the Adviser and the Board, Turner is granted full discretion for the management of the assets of the Fund, in accordance with the Fund's investment objectives, policies, and limitations, as stated in the Fund's prospectus and statement of additional information. Turner agrees to provide reports to the Adviser and the Board regarding management of the assets of the Fund in a manner and frequency mutually agreed upon.

The Turner Agreement states that Turner will comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code, and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board.

The Turner Agreement states that Turner agrees to seek best execution in executing portfolio transactions. In assessing the best execution available for any transaction, Turner will consider all of the factors that it deems relevant, especially the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any. In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, Turner may also consider the brokerage and research services provided to the Fund and/or other accounts over which Turner exercises investment discretion. Turner is authorized to pay a broker-dealer that provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commissions another broker-dealer would have charged for effecting that transaction, but only if Turner determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

Provided that Turner adheres to the investment objectives of the Fund and applicable law, the Turner Agreement permits Turner to aggregate sale and purchase orders of securities and other investments held in the Fund with similar orders being made simultaneously for other accounts managed by Turner or with accounts of Turner's affiliates, if in Turner's reasonable judgment such aggregation would result in an overall economic benefit to the Fund. In addition, Turner's services under the Turner Agreement are not exclusive, and Turner is permitted to provide the same or similar services to other clients.

The Turner Agreement provides that Turner is not liable to the Adviser, the Fund, the Trust, or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services thereunder or for any losses that are sustained in the purchase, holding, or sale of any security, except: (1) for willful misfeasance, bad faith, or gross negligence on the part of Turner or its officers, directors, or employees, or reckless disregard by Turner of its duties under the Turner Agreement; and (2) to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

The duration and termination provisions of the Turner Agreement are identical to those of the subadvisory agreement with ClearBridge. Both agreements provide for an initial term of two years from the effective date of the agreement. The agreements are then automatically renewed for successive annual terms, provided such continuance is specifically approved at least annually by (1) the Board or
(2) by a vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the trustees who are not parties to the agreement or interested persons (as defined in the 1940
Act) of any party to the agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Turner Agreement may be terminated at any time without the payment of any penalty, by the Adviser or by the Trust upon the vote of a majority of the trustees or by a vote of the majority of the Fund's outstanding voting securities, each upon 60 days' written notice to Turner, or by Turner at any time without penalty, upon 60 days' written notice to the Trust or the Adviser. The Turner Agreement automatically terminates in the event of its assignment to another party. This termination provision is the same as the termination provision of the subadvisory agreement with ClearBridge.

The Turner Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Turner, the Adviser (out of its fees received from the Fund, in accordance with the terms of the investment management agreement between the Adviser and the Trust) will pay Turner a monthly fee as shown in the following table. The subadvisory fee is accrued daily and paid to Turner monthly.

                     TURNER AGREEMENT                                SUBADVISORY AGREEMENT WITH CLEARBRIDGE
---------------------------------------------- ------------    ------------------------------------------ ---------
AVERAGE DAILY NET ASSETS*                         RATE         AVERAGE DAILY NET ASSETS*                    RATE
-------------------------                         ----         -------------------------                    ----
First $50 million                                 0.50%        First $250 million                          0.60%
Next $50 million                                  0.40%        Next $250 million                           0.55%
Thereafter                                        0.35%        Thereafter                                  0.50%

* When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate. For example, if average daily net assets are $600 million, under the Turner Agreement, a rate of 50 basis points would apply to the first $50 million, a rate of 40 basis points would apply to the next $50 million, and a rate of 35 basis points would apply to the remaining $500 million; and under the subadvisory agreement with ClearBridge, a rate of 60 basis points would apply to the first $250 million, a rate of 55 basis points would apply to the next $250 million, and a rate of 50 basis points would apply to the remaining $100 million.

SUBADVISORY FEES
For the period from January 1, 2006, through December 31, 2006, ClearBridge received $446,991.63 for subadvisory services to the Fund. If the Turner Agreement had been in effect during the same period, Turner would have received $347,994.42 for subadvisory services to the Fund. This amount would have been 78% of the amount received by ClearBridge for the same period.

BOARD CONSIDERATION OF THE TURNER AGREEMENT At a telephonic meeting held on June 6, 2007, the Board of Trustees (the "Board" or the "Trustees") of the Allianz Variable Insurance Products Trust (the "Trust") considered the recommendation of Allianz Life Advisers, LLC (the

"Manager"), the investment manager of what was then known as the AZL LMP Small Cap Growth Fund (the "Fund"), that Turner Investment Partners, Inc. ("Turner") replace ClearBridge Advisors, LLC (formerly "CAM North America LLC") ("ClearBridge") as the Fund's subadviser. At an "in person" meeting held on June 13, 2007, the Trustees approved a new subadvisory agreement with Turner (the "Turner Agreement"). At both meetings, the Trustees reviewed materials furnished by the Manager pertaining to Turner.

The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the Trust. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in particular asset classes for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor the investment performance and other responsibilities of the subadviser.

As part of its ongoing obligation to monitor and evaluate the performance of the Fund's subadviser, the Manager recently completed a review of ClearBridge's management of the Fund. The Manager's review and evaluation of ClearBridge focused on (1) the performance of the Fund; (2) the recent departure of a key investment person from ClearBridge; and (3) the ability of the Fund, as currently managed, to attract and retain investors and to increase its assets. In support of its recommendation, the Manager explained to the Board that the primary reason for recommending a change was the departure of a key investment person from ClearBridge.

The Board, including a majority of the independent Board members (the "Independent Trustees"), with the assistance of independent counsel to the Independent Trustees, considered whether to approve the Turner Agreement in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The Independent Trustees are those Trustees who are not "interested persons" of the Trust within the meaning of the Investment Company Act of 1940 (the "1940 Act"), and are not employees of or affiliated with the Fund, the Manager, ClearBridge, or Turner. Prior to voting, the Board reviewed the Manager's recommendation that it approve the Turner Agreement with experienced counsel who are independent of the Manager and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the Turner Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the subadvisory agreement with ClearBridge and determined that the Turner Agreement was reasonable and in the best interests of the Fund, and approved Turner as the Fund's new subadviser, effective on June 26, 2007. [verify date] The Board's decision to approve the Turner Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board's conclusions regarding each factor.

(1) THE NATURE, EXTENT, AND QUALITY OF SERVICES PROVIDED BY THE SUBADVISER.

In deciding to approve Turner as the Fund's new subadviser, the Board considered particularly the experience and track record of Turner's investment management personnel. The Board also noted Turner's investment infrastructure as well as the risk profiles of its investment process. Specifically, the Board determined that, based upon the Manager's report, the proposed change to Turner as the subadviser would likely benefit the Fund and its shareholders.

In reviewing various other matters, the Board concluded that Turner was a recognized firm capable of competently managing the Fund; that the nature, extent, and quality of services that Turner could provide were at a level at least equal to the services that could be provided by ClearBridge; that the services contemplated by the Turner Agreement are substantially similar to those provided under the subadvisory agreement with ClearBridge; that the Turner Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that Turner was staffed with qualified personnel and had significant research capabilities; and that the investment performance of Turner, based upon the historical "track record" of a comparable fund, was at least satisfactory.

(2) THE INVESTMENT PERFORMANCE OF THE SUBADVISER.
The Board received information about the performance of Turner in managing a fund which is comparable to the Fund. The performance information, which covered the quarter and the one-, two-, three- and four-year periods ended March 31, 2007, included (a) absolute total return, (b) performance versus an appropriate benchmark, and (c) performance relative to a peer group of comparable funds. Such performance information for the comparable fund managed by Turner was gross of fees. The Board noted that for all of such periods, that such comparable fund outperformed its benchmark.

(3) THE COSTS OF SERVICES TO BE PROVIDED AND PROFITS TO BE REALIZED BY TURNER FROM ITS RELATIONSHIP WITH THE FUND.
The Board compared the fee schedule in the Turner Agreement to the fee schedule in the then existing subadvisory agreement with ClearBridge. The Board noted that the fee schedule in the Turner Agreement differs somewhat from the fee schedule in the agreement with ClearBridge in that the fees payable to Turner will be slightly higher except to the extent the Fund exceeds $500 million in assets. The Board noted that the fee schedule in the Turner Agreement was the result of arm's length negotiations between the Manager and Turner, and that the fees payable by shareholders of the Fund would not change. Based upon its review, the Board concluded that the fees proposed to be paid to Turner were reasonable. Based upon the information provided, the Board determined that there was no evidence that the level of profitability attributable to Turner from serving as subadviser of the Fund would be excessive.

(4) AND (5) THE EXTENT TO WHICH ECONOMIES OF SCALE WOULD BE REALIZED AS THE FUND GROWS, AND WHETHER FEE LEVELS REFLECT THESE ECONOMIES OF SCALE.
The Board noted that the fee schedule in the Turner Agreement contains "breakpoints" that reduce the fee rate on assets between $50 million and $100 million, and further reduce the fee rate on assets above $100 million. The Board also noted that the assets in the Fund as of March 31, 2007, were approximately $37 million. The Board considered the possibility that Turner may realize certain economies of scale as the Fund grows larger, which may at least be partially reflected in the "breakpoints" described above. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager's cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and service models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all, or if breakpoints exist, they may be at asset levels different from those in the Turner Agreement. Having taken these factors into account, the Board concluded that the breakpoints in the Fund's subadvisory fee rate schedule were acceptable.

The Board receives quarterly reports on the level of assets in the Fund. It expects to consider whether or not to approve the renewal of the Turner Agreement at a meeting to be held prior to December 31, 2007, and will consider
(a) the extent to which economies of scale can be realized and (b) whether the subadvisory fees should be modified to reflect such economies of scale, if any.

BROKERAGE TRANSACTIONS
Turner is primarily responsible for decisions to buy and sell securities for the Fund, the selection of brokers and dealers to effect the transactions, and the negotiation of brokerage commissions, if any. Orders may be directed to any broker including, to the extent and in the manner permitted by applicable law, affiliates of Turner.

Purchases and sales of securities on a securities exchange are effected through brokers who charge a negotiated commission for their services. Commission rates are established pursuant to negotiations with the broker based on the quality and quantity of execution services provided by the broker in the light of generally prevailing rates. The allocation of orders among brokers and the commission rates paid are reviewed periodically by the Board.

In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of a security usually includes a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price that includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain money market instruments may be purchased directly from an issuer, in which case no commissions or discounts are paid.

In placing orders for portfolio securities of the Fund, Turner is required to give primary consideration to obtaining the most favorable price and efficient execution. This means that Turner must seek to execute each transaction at a price and commission, if any, that provides the most favorable total cost or proceeds reasonably attainable under the circumstances. While Turner generally seeks reasonably competitive spreads or commissions, the Fund will not necessarily pay the lowest spread or commission available. In the selection of brokers and dealers to execute portfolio transactions, Turner is authorized to consider not only prices and rates of brokerage commissions, but also other relevant factors including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account, the importance to the Fund of speed, efficiency, or confidentiality, the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold, any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund, the brokerage and research services provided to the Fund, and/or other accounts over which Turner or an affiliate of Turner exercises investment discretion.

On occasion, when Turner determines that the purchase or sale of a security is in the best interest of the Fund as well as its other advisory clients (including any other investment portfolio of the Trust or other advisory or subadvisory accounts for which Turner or an affiliate acts as investment adviser), Turner, to the extent permitted by applicable laws and regulations, may aggregate the securities being sold or purchased for the Fund with those being sold or purchased for such other customers in order to obtain the best net price and most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, is made by Turner in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

For the year ended December 31, 2006, the Fund paid aggregate brokerage fees of $333,271.25.

AFFILIATED BROKERAGE COMMISSIONS
Subject to the above considerations, Turner may use a broker that is an affiliated person of the Trust, of the Adviser, or of Turner, to effect transactions on a securities exchange for the Fund ("Affiliated Broker"). In order for an Affiliated Broker to effect any portfolio transactions for the Fund, the commissions, fees, or other remuneration received by the broker must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. This standard limits Affiliated Brokers to receiving no more than the remuneration expected to be received by an unaffiliated broker in a commensurate arm's-length transaction. Furthermore, the Board, including a majority of the independent trustees, has adopted or approved procedures for Turner that are reasonably designed to ensure that any commissions, fees, or other remuneration paid to an Affiliated Broker are consistent with the foregoing standard. Transactions with Affiliated Brokers also are subject to such fiduciary standards as applicable law imposes on Turner and/or its Affiliated Brokers.

In addition, Section 11(a) of the Securities Exchange Act of 1934 provides that member firms of a national securities exchange may not effect transactions on such exchange for the account of an investment company of which the member firm or its affiliate is the investment adviser, except pursuant to the requirements of that Section.

During the year ended December 31, 2006, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an "Affiliated Broker" is a broker that is affiliated with the Fund, the Adviser, or ClearBridge.

RECORD OF OUTSTANDING SHARES
The number of shares of the Fund outstanding at the close of business on June 25, 2007 is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund, and they cannot beneficially own shares of the Fund unless they purchase Variable Contracts issued by Allianz. At June 25, 2007, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund, and Allianz, for itself and through its separate accounts, was the only shareholder of the Fund. To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund as of the record date. Information as of the record date with regard to Allianz's ownership in the Fund is provided below:


                                                                        At June 25, 2007
                                            -------------------------------------------------------------------------
                                                                            Percent of
                                                                          Outstanding
                                                                             Shares                     Percent of
                                                                            Owned by                    Outstanding
                                                           Shares Owned     Allianz      Shares Owned   Shares Owned
                                                            by Allianz        Life       by Allianz     by Allianz
                                                               Life        Insurance        Life           Life
                                                             Insurance     Company of     Insurance      Insurance
                                               Shares       Company of       North       Company of     Company of
Fund                                         Outstanding   North America    America       New York       New York
AZL LMP Small Cap Growth Fund               3,295,990.13   3,222,480.17      97.77%       73,509.97        2.23%

REPORTS AVAILABLE
The Fund will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semi-annual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 877-833-7113, if made by telephone.

To reduce expenses, only one copy of the Trust's annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household, please contact the Trust at the above address or phone number.

SHAREHOLDER PROPOSALS
The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.